News Release

Mattson Technology Media Contact	Investor Contact
Beatriz Pardo	Laura Guerrant-Oiye
Mattson Technology, Inc.	Guerrant Associates
tel +1-510-492-6250	tel +1-808-882-1467
fax +1-510-492-5914	lguerrant@guerrantir.com
Beatriz.Pardo@mattson.com

FOR IMMEDIATE RELEASE

MATTSON TECHNOLOGY ANNOUNCES PLANNED DEPARTURE OF CHIEF FINANCIAL OFFICER

FREMONT, Calif. — September 1, 2011 — Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, announced today the planned departure of Andrew J. Moring, the Company's chief financial officer (CFO). Mr. Moring was appointed Executive Vice President and CFO in June of 2008. Prior to this, he served as Mattson Technology's senior vice president and controller from 2006 to 2008. The Company is in the process of conducting a global search for his successor, and Mr. Moring will remain as the CFO until a new chief financial officer has been duly appointed or until December 31, 2011, in order to provide a smooth transition.

David L. Dutton, president and chief executive officer of Mattson Technology, commented, "On behalf of the Board of Directors, I'd like to thank Andy for his contributions to the Company. He has led a strong financial team which will ensure continuity." Mr. Dutton concluded, "We wish Andy all the best in his future endeavors."

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. The Company is a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operates in three primary product sectors: dry strip, rapid thermal processing (RTP) and etch. Through manufacturing and design innovation, Mattson Technology produces technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. The Company serves foundries, and memory and logic integrated device manufacturers in the United States, Europe, China, Japan, Korea, Singapore, Taiwan and other Asian countries. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: +1-800-MATTSON/+1-510-657-5900. Internet: www.mattson.com.

Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements regarding the transition of the chief financial officer position. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

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